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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Board of Directors
Annuity and Life Re (Holdings), Ltd.


         We consent to the incorporation by reference in the registration statement on Form S-8 of Annuity and Life Re (Holdings), Ltd. of our report dated February 5, 1999, relating to the consolidated balance sheets of Annuity and Life Re (Holdings), Ltd. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, changes in Stockholders' equity and cash flows for the year ended December 31, 1998 and all related schedules, which report appears in the December 31, 1998 annual report on Form 10-K of Annuity and Life Re (Holdings), Ltd.

/s/  KPMG PEAT MARWICK

KPMG PEAT MARWICK

Hamilton, Bermuda

April 13, 1999